Exhibit 99.1

Bay Banks of Virginia, Inc. Announces Share Repurchase Program
RICHMOND, VA, October 18, 2019 /PRNewswire/ -- Bay Banks of Virginia, Inc. (the “Company”) (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, Inc., today announced that its Board of Directors has authorized the repurchase of up to 400,000 shares or approximately 3% of the Company’s currently outstanding common stock through December 31, 2020 (the “Repurchase Program”).
The actual timing, quantities, prices and manner of any share repurchases will be determined by the Company in its discretion and will depend on a number of factors, including the market price of the Company’s common stock, share repurchases required under the Company’s employee benefit plans, general market and economic conditions, and applicable legal and regulatory requirements. The Repurchase Program may be modified, amended or terminated by the Company’s Board of Directors at any time. There is no guarantee as to the number of shares that the Company will repurchase under the Repurchase Program.
About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 19 banking offices, including one loan production office, located throughout the greater Richmond region, the Northern Neck region, Middlesex County, and the Hampton Roads region, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, and investment and wealth management services.
Caution About Forward-Looking Statements
This press release contains statements concerning the company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to: changes in interest rates and general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; acquisitions and dispositions; implementation of new technologies and the ability to develop and maintain secure and reliable electronic systems; and tax and accounting rules, principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or Judy C. Gavant, Executive Vice President and Chief Financial Officer, at 804-518-2606 or inquiries@baybanks.com.